US Ecology Announces Record Second Quarter 2012 Results

Increases Outlook for Remainder of 2012

BOISE, ID -- (Marketwire - July 31, 2012) - US Ecology, Inc. (NASDAQ: ECOL)

  Record Quarterly Operating Income of $11 million
  Record Quarterly EBITDA of $15.4 million
  Record First Half EBITDA of $26 million
  Successfully Acquired Michigan Waste Treatment and Storage Facility

US Ecology, Inc. (NASDAQ: ECOL) ("the Company") today reported financial results for the quarter ended June 30, 2012.

Net income for the second quarter of 2012 was $6.4 million, or $0.35 per diluted share. Adjusted earnings per diluted share, which excludes a $966,000 pretax, non-cash loss on foreign currency translation and business development costs, grew 56% to $0.39 for the second quarter of 2012. This compares to $4.7 million of net income for the second quarter of 2011, or $0.26 per diluted share, and adjusted earnings per diluted share of $0.25, which excludes a $206,000 pretax, non-cash foreign currency translation gain and business development costs. Operating income for the second quarter of 2012 grew 41% to a quarterly record of $11.0 million, up from $7.8 million in the second quarter of 2011. During the second quarter of 2012 we recognized a $474,000 pretax non-operating gain on the sale of a water right (approximately $0.02 per diluted share).

Adjusted EBITDA for the second quarter of 2012 was a record $15.4 million, 30% above the $11.9 million for the same period last year.

A reconciliation of earnings per diluted share to adjusted earnings per diluted share and net income to adjusted EBITDA is attached as Exhibit A to this release.

Total revenue for the second quarter of 2012 was $40.0 million, up from $39.5 million in the same quarter last year. Treatment and disposal ("T&D") revenue increased 13%, partially offset by a 48% decrease in transportation revenue. The growth in T&D revenue during the second quarter of 2012 reflected a 16% increase in Base Business (recurring waste streams) revenue. Event business (discrete projects) revenue for the second quarter of 2012 was similar to the amount recognized in the same period last year. The decline in transportation revenue was a result of fewer customers utilizing the Company's transportation and logistics services for clean-up projects.

Total quarterly volume disposed or processed at our Idaho, Michigan, Nevada, Texas and Quebec waste facilities was 261,000 tons in the second quarter of 2012, up 21% from the 215,000 tons disposed or processed in the second quarter of 2011. Average selling price ("ASP") for the second quarter of 2012 decreased 6% compared to the second quarter of 2011 as a result of a relatively higher volume of direct disposal material and other changes in service mix.

For the second quarter of 2012, gross profit was $17.3 million, up 32% from $13.1 million in the second quarter of 2011. Total gross margin was 43% for the second quarter of 2012, up from 33% in the same quarter last year. T&D gross margin for the second quarter of 2012 was 48%, up from 43% in the second quarter of 2011. The year-over-year increase in T&D gross margin reflects higher volumes, a favorable service mix and flat direct costs.

Selling, general and administrative ("SG&A") expense for the second quarter of 2012 was $6.4 million, or 16% of revenue, compared to $5.3 million, or 13% of revenue, in the same quarter last year. The $1.1 million increase primarily reflects higher variable incentive compensation resulting from stronger financial performance in the second quarter of 2012 compared to the second quarter of 2011.

The Company's effective income tax rate for the second quarter of 2012 was 38.6%, up slightly from 38.5% in the second quarter of 2011.

At June 30, 2012, cash on hand was $5.9 million. Total borrowings on our lines of credit were $50.0 million, up from $40.6 million at December 31, 2011 reflecting the purchase of Dynecol on May 31, 2012. At June 30, 2012, $27.1 million was available for future borrowings.

"Continued growth in our Base Business drove waste volumes at our disposal operations, allowing us to benefit from the strong, inherent operating leverage in the business," commented Vice President and Chief Financial Officer Jeff Feeler. "Our Texas facility, serving the Gulf coast oil, gas and industrial market, was particularly strong during the quarter, although all of our facilities performed at or above our expectations."

Year-To-Date Results

Revenue for the first six months of 2012 was $73.0 million, down 1% from $73.7 million for the first six months of 2011. T&D revenue grew 11% in the first six months of 2012 compared to the same period of 2011. Transportation revenue declined by 50% during the same time period reflecting fewer customers utilizing the Company's transportation and logistics services for clean-up projects. The growth in T&D revenue during the first six months of 2012 reflected a 16% increase in Base Business revenue partially offset by a 4% decline in Event Business revenue over the same period.

Total volume disposed or processed at our Idaho, Michigan, Nevada, Texas and Quebec waste facilities for the first six months of 2012 was 476,000 tons, up 15% from the 415,000 tons disposed or processed in the first half of 2011. ASP for the first half of 2012 decreased 3% as compared to the first half of 2011 as a result of a relatively higher volume of direct disposal material and other changes in service mix.

Gross profit was $29.4 million for the first six months of 2012, up 30% from $22.5 million for the first six months of 2011. Gross margin was 40% for the first six months of 2012, up from 31% for the same period last year. T&D margin for the first six months of 2012 was 45% compared with 40% for the same period last year. The higher gross profit and margin reflects favorable service mix and direct costs, which remained relatively flat despite the higher waste volumes.

SG&A expenses for the first six months of 2012 were $12.0 million, or 16% of revenue, as compared to $10.2 million, or 14% of revenue, for the same period last year. The $1.8 million increase is primarily attributable to higher variable incentive compensation resulting from stronger financial performance in the first six months of 2012 compared to the first six months of 2011.

Operating income for the first six months of 2012 was $17.4 million, up 41% from $12.4 million for the first six months of 2011.

Adjusted EBITDA for the first six months of 2012 was $26.0 million, 27% above the $20.5 million posted in the same period last year. A reconciliation of net income to adjusted EBITDA is attached as Exhibit A to this release.

Our effective income tax rate for the first six months of 2012 was 38.8%, down from 39.7% for the first six months of 2011. This decrease reflects higher earnings and lower non-tax deductible expenses in the first six months of 2012 compared to the same period of 2011.

Net income was $10.9 million, or $0.60 per diluted share, for the first six months of 2012, up 37% from $7.9 million, or $0.44 per diluted share, for the first six months of 2011. As reconciled in Exhibit A to this release, adjusted earnings per share were $0.60 per diluted share for the first six months of 2012, up 50% from the $0.40 per diluted share in the first six months of 2011.

"The combination of higher than anticipated waste volumes, favorable service mix and tight cost controls enabled us to deliver a record quarter and strong first half," commented President and Chief Executive Officer, Jim Baumgardner. "It is a real tribute to our operations team that we received almost 14% more waste in the first six months of this year than last year and handled it at the same direct cost."

2012 Update and Outlook

On May 1, 2012, management disclosed that the Company was evaluating certain regulatory matters considered likely to impact our thermal recycling business. Since that announcement, management has been proactively engaged with the applicable regulatory agencies. While these regulatory matters are not fully resolved, management currently expects its thermal recycling operation to continue to make a meaningful contribution to the Company's revenue, earnings and cash flow going forward.

On May 31, 2012 the Company closed on a previously announced acquisition of Dynecol, Inc. ("Dynecol" or "Facility") for $11.3 million, subject to customary working capital adjustments. Dynecol is a permitted treatment, storage and disposal facility located in Detroit, Michigan that provides hazardous and non-hazardous waste treatment, transportation and waste brokering services to the regional U.S. and Canadian industrial markets. Dynecol has been in operation since 1974 and has 40 employees. During our one month of ownership, the Facility processed more than 12,000 tons of waste, generated just over $1 million of revenue and posted a small operating profit when non-recurring closing and integration costs are excluded. Dynecol's name has been changed to US Ecology Michigan, Inc.

"The addition of US Ecology Michigan increases our service offering and capabilities in key industrial markets while allowing us to leverage our North American sales force and our Stablex facility in Quebec," stated Baumgardner. "We are excited to have this outstanding facility and with its experienced team of professionals join the US Ecology family of facilities."

With stronger than expected second quarter results and a favorable outlook for the second half of 2012, management is revising its 2012 earnings guidance upward. Adjusted EBITDA is now expected to range between $48 and $52 million, up from $46 and $49 million, and earnings per share is expected to range from $1.05 to $1.15 per diluted share, up from the previous guidance of $0.92 to $1.02 per share. Expectations for adjusted EBITDA and earnings per share exclude any foreign currency gains or losses or future acquisitions.

"Despite lowering our full year 2012 guidance at the end of the first quarter, due to not being awarded a 2012 contract for GE Hudson River work and other factors, the stronger than anticipated second quarter and clearer picture of how our second half is coming together gives us the confidence to revise our 2012 guidance upward," added Baumgardner. "Our experienced sales professionals continue to close business at a strong pace. Our operations team continues to improve efficiencies and handle more waste, safely and compliantly, at lower costs. We were also able to close on our second strategic acquisition in 18 months as we continue to execute on our growth strategy."

Dividend

On July 2, 2012, the Company declared a quarterly dividend of $0.18 per common share to stockholders of record on July 13, 2012. The dividend was paid using cash on hand on July 20, 2012 in an aggregate amount of $3.3 million.

Conference Call

US Ecology, Inc. will hold an investor conference call on Tuesday, July 31, 2012 at 10 a.m. Eastern Time (8:00 a.m. Mountain Time) to discuss these results and its current financial position and business outlook. Questions will be invited after management's presentation. Interested parties can join the conference call by dialing 866-700-6293 or 617-213-8835 and using the passcode 20083109. The conference call will also be broadcast live on our website at www.usecology.com. An audio replay will be available through August 7, 2012 by calling 888-286-8010 or 617-801-6888 and using the passcode 75460348. The replay will also be accessible on our website at www.usecology.com.

About US Ecology, Inc.

US Ecology, Inc., through its subsidiaries, provides radioactive, hazardous, PCB and non-hazardous industrial waste management and recycling services to commercial and government entities, such as refineries and chemical production facilities, manufacturers, electric utilities, steel mills, medical and academic institutions and waste brokers. Headquartered in Boise, Idaho, the Company is one of the oldest radioactive and hazardous waste services companies in North America.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, beliefs and assumptions about the industry and markets in which US Ecology, Inc. and its subsidiaries operate. Because such statements include risks and uncertainties, actual results may differ materially from what is expressed herein and no assurance can be given that the Company will achieve its 2012 earnings estimates, successfully execute its growth strategy, increase market share, or declare or pay future dividends. For information on other factors that could cause actual results to differ materially from expectations, please refer to US Ecology, Inc.'s December 31, 2011 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. Many of the factors that will determine the Company's future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date such statements are made. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include a loss of a major customer or contract, compliance with and changes to applicable laws, rules, or regulations, access to cost effective transportation services, access to insurance, surety bonds and other financial assurances, loss of key personnel, lawsuits, labor disputes, adverse economic conditions, government funding or competitive pressures, incidents or adverse weather conditions that could limit or suspend specific operations, implementation of new technologies, market conditions, average selling prices for recycled materials, our ability to replace business from recently completed large projects, our ability to perform under required contracts, our ability to permit and contract for timely construction of new or expanded disposal cells, our willingness or ability to pay dividends and our ability to effectively close and integrate future acquisitions.

Investors should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose to them any material non-public information or other confidential commercial information. Accordingly, stockholders should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report. Furthermore, we have a policy against issuing or confirming financial forecasts or projections issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the responsibility of US Ecology, Inc.

                              US ECOLOGY, INC.
                     CONSOLIDATED STATEMENTS OF INCOME
                   (in thousands, except per share data)
                                (unaudited)

                                  Three Months Ended     Six Months Ended
                                       June 30,              June 30,
                                 --------------------  --------------------
                                    2012       2011       2012       2011
                                 ---------  ---------  ---------  ---------

Revenue                          $  39,980  $  39,537  $  72,993  $  73,680
Direct operating costs              18,633     18,325     36,271     36,015
Transportation costs                 4,021      8,134      7,320     15,118
                                 ---------  ---------  ---------  ---------

Gross profit                        17,326     13,078     29,402     22,547

Selling, general and
 administrative expenses             6,366      5,324     11,971     10,152
                                 ---------  ---------  ---------  ---------
Operating income                    10,960      7,754     17,431     12,395

Other income (expense):
  Interest income                        4          5          9         15
  Interest expense                    (204)      (436)      (428)      (882)
  Foreign currency gain (loss)        (921)       218        170      1,468
  Other                                522         73        602        172
                                 ---------  ---------  ---------  ---------
    Total other income (expense)      (599)      (140)       353        773

Income before income taxes          10,361      7,614     17,784     13,168
Income tax expense                   3,999      2,929      6,899      5,223
                                 ---------  ---------  ---------  ---------
Net income                       $   6,362  $   4,685  $  10,885  $   7,945
                                 =========  =========  =========  =========

Earnings per share:
  Basic                          $    0.35  $    0.26  $    0.60  $    0.44
  Diluted                        $    0.35  $    0.26  $    0.60  $    0.44

Shares used in earnings per
 share calculation:
  Basic                             18,228     18,193     18,223     18,190
  Diluted                           18,264     18,219     18,259     18,215

Dividends paid per share         $    0.18  $    0.18  $    0.36  $    0.36
                                 =========  =========  =========  =========

                              US ECOLOGY, INC.
                        CONSOLIDATED BALANCE SHEETS
                               (in thousands)
                                (unaudited)

                                         June 30, 2012    December 31, 2011
                                       -----------------  -----------------
Assets

Current Assets:
  Cash and cash equivalents            $           5,905  $           4,289
  Receivables, net                                31,168             29,818
  Prepaid expenses and other current
   assets                                          2,773              2,185
  Income tax receivable                                -                181
  Deferred income taxes                              886                964
                                       -----------------  -----------------
    Total current assets                          40,732             37,437

Property and equipment, net                      107,066             99,975
Restricted cash                                    4,111              4,115
Intangible assets, net                            40,662             39,238
Goodwill                                          23,053             21,200
Other assets                                         501                623
                                       -----------------  -----------------
Total assets                           $         216,125  $         202,588
                                       =================  =================

Liabilities and Stockholders' Equity

Current Liabilities:
  Accounts payable                     $           7,323  $           4,669
  Deferred revenue                                 4,311              3,574
  Accrued liabilities                              6,446             10,569
  Accrued salaries and benefits                    5,301              5,382
  Income tax payable                               2,267              1,510
  Current portion of closure and post-
   closure obligations                             2,858              2,890
  Current portion of long-term debt                    1                 71
                                       -----------------  -----------------
    Total current liabilities                     28,507             28,665

Long-term closure and post-closure
 obligations                                      14,969             14,448
Reducing revolving line of credit                 50,000             40,500
Other long-term liabilities                          131                150
Unrecognized tax benefits                            460                454
Deferred income taxes                             17,007             18,208
                                       -----------------  -----------------
  Total liabilities                              111,074            102,425

Contingencies and commitments

Stockholders' Equity
  Common stock                                       183                183
  Additional paid-in capital                      62,516             62,455
  Retained earnings                               43,517             39,197
  Treasury stock                                  (1,183)            (1,555)
  Accumulated other comprehensive
   income (loss)                                      18               (117)
                                       -----------------  -----------------
    Total stockholders' equity                   105,051            100,163
                                       -----------------  -----------------
Total liabilities and stockholders'
 equity                                $         216,125  $         202,588
                                       =================  =================

                              US ECOLOGY, INC.
                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                               (in thousands)
                                (unaudited)

                                                         Six Months Ended
                                                             June 30,
                                                       --------------------
                                                          2012       2011
                                                       ---------  ---------
Cash Flows From Operating Activities:
  Net income                                           $  10,885  $   7,945
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation and amortization of property and
     equipment                                             6,794      6,306
    Amortization of intangible assets                        724        718
    Accretion of closure and post-closure obligations        670        647
    Unrealized foreign currency gain                        (250)    (1,601)
    Deferred income taxes                                 (1,218)       690
    Stock-based compensation expense                         383        413
    Unrecognized tax benefits                                  7          -
    Net (gain) loss on sale of property and equipment        (20)        26
    Changes in assets and liabilities (net of effect
     of business acquisition):
      Receivables, net                                       839      3,102
      Income tax receivable                                  191        (75)
      Other assets                                          (390)      (678)
      Accounts payable and accrued liabilities            (3,699)       446
      Deferred revenue                                       412         43
      Accrued salaries and benefits                         (307)      (123)
      Income tax payable                                     761     (2,547)
      Closure and post-closure obligations                  (186)      (150)
                                                       ---------  ---------
        Net cash provided by operating activities         15,596     15,162

Cash Flows From Investing Activities:
  Business acquisition, net of cash acquired             (11,228)         -
  Purchases of property and equipment                     (5,743)    (5,674)
  Proceeds from sale of property and equipment               169         33
  Restricted cash                                              5          -
                                                       ---------  ---------
        Net cash used in investing activities            (16,797)    (5,641)

Cash Flows From Financing Activities:
  Proceeds from reducing revolving line of credit         22,000     10,400
  Payments on reducing revolving line of credit          (12,500)   (15,400)
  Dividends paid                                          (6,565)    (6,552)
  Other                                                     (258)        (5)
                                                       ---------  ---------
        Net cash provided by (used in) financing
         activities                                        2,677    (11,557)

Effect of foreign exchange rate changes on cash              140        (38)

Increase (decrease) in cash and cash equivalents           1,616     (2,074)

Cash and cash equivalents at beginning of period           4,289      6,342
                                                       ---------  ---------

Cash and cash equivalents at end of period             $   5,905  $   4,268
                                                       =========  =========

EXHIBIT A

Non-GAAP Results and Reconciliation

US Ecology reports adjusted EBITDA and adjusted earnings per diluted share results, which are non-GAAP financial measures, as a complement to results provided in accordance with generally accepted accounting principles in the United States (GAAP) and believes that such information provides analysts, shareholders, and other users information to better understand the Company's operating performance. Because adjusted EBITDA and adjusted earnings per diluted share are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations they may not be comparable to similar measures used by other companies. Items excluded from adjusted EBITDA and adjusted earnings per diluted share are significant components in understanding and assessing financial performance.

Adjusted EBITDA and adjusted earnings per diluted share should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Adjusted EBITDA and adjusted earnings per diluted share have limitations as analytical tools and should not be considered in isolation or a substitute for analyzing our results as reported under GAAP. Some of the limitations are:

  Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
  Adjusted EBITDA does not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt;
  Adjusted EBITDA does not reflect our income tax expenses or the cash requirements to pay our taxes;
  Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments; and
  although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements.

Adjusted EBITDA
The Company defines Adjusted EBITDA as net income before interest expense, interest income, income tax expense, depreciation, amortization, stock based compensation, accretion of closure and post-closure liabilities, foreign currency gain/loss and other income/expense, which are not considered part of usual business operations. The following reconciliation itemizes the differences between reported net income and Adjusted EBITDA for the three and six months ended June 30, 2012 and 2011:

                                  Three Months Ended     Six Months Ended
(in thousands)                         June 30,              June 30,
                                 --------------------  --------------------
                                    2012       2011       2012       2011
                                 ---------  ---------  ---------  ---------

Net Income                       $   6,362  $   4,685  $  10,885  $   7,945
  Income tax expense                 3,999      2,929      6,899      5,223
  Interest expense                     204        436        428        882
  Interest income                       (4)        (5)        (9)       (15)
  Foreign currency (gain)/loss         921       (218)      (170)    (1,468)
  Other income                        (522)       (73)      (602)      (172)
  Depreciation and amortization
   of plant and equipment            3,571      3,227      6,794      6,306
  Amortization of intangibles          374        362        724        718
  Stock-based compensation             180        210        383        413
  Accretion of closure & post-
   closure liabilities                 335        324        670        647
                                 ---------  ---------  ---------  ---------
Adjusted EBITDA                  $  15,420  $  11,877  $  26,002  $  20,479
                                 =========  =========  =========  =========

EXHIBIT A

Non-GAAP Results and Reconciliation, continued

Adjusted Earnings Per Diluted Share
The Company defines adjusted earnings per diluted share as net income plus the after tax impact of non-cash, non-operational foreign currency gains or losses ("Foreign Currency Gain/Loss") plus the after tax impact of business development cost divided by the diluted shares used in the earnings per share calculation. The Foreign Currency Gain/Loss excluded from the earnings per diluted share calculation are related to intercompany loans between our Canadian subsidiary and the U.S. parent which have been established as part of our tax and treasury management strategy. These intercompany loans are payable in CAD requiring us to revalue the outstanding loan balance through our consolidated income statement based on the CAD/USD currency movements from period to period. We believe excluding the currency movements for these intercompany financial instruments provides meaningful information to investors regarding the operational and financial performance of the Company.

Business development costs relate to expenses incurred to evaluate businesses for potential acquisition or costs related to closing and integrating successfully acquired businesses. Business development costs in 2012 are primarily for the acquisition of Dynecol, Inc. which closed on May 31, 2012 and other business development activities. Business development costs in 2011 primarily relate to the acquisition of Stablex on October 31, 2010. We believe excluding these business development costs provides meaningful information to investors regarding the operational and financial performance of the Company.

The following reconciliation itemizes the differences between reported net income and earnings per diluted share to adjusted net income and adjusted earnings per diluted share for the three and six months ended June 30, 2012 and 2011:

(in thousands, except per
 share data)                           Three Months Ended June 30,
                                       2012                  2011
                               -------------------- ---------------------

                                          per share             per share
Net income / earnings per
 diluted share                 $   6,362 $     0.35 $   4,685  $     0.26

Business development costs,
 net of tax                          151       0.01        44        0.00
Non-cash foreign currency
 (gain)/loss, net of tax             599       0.03      (129)      (0.01)
                               --------- ---------- ---------  ----------

Adjusted net income / adjusted
 earnings per diluted share    $   7,112 $     0.39 $   4,600  $     0.25
                               ========= ========== =========  ==========

Shares used in earnings per
 diluted share calculation        18,264               18,219
                               ---------            ---------

(in thousands, except per
 share data)                             Six Months Ended June 30,
                                        2012                   2011
                               ---------------------  ---------------------

                                           per share              per share
Net income / earnings per
 diluted share                 $  10,885  $     0.60  $   7,945  $     0.44

Business development costs,
 net of tax                          192        0.01        180        0.01
Non-cash foreign currency
 (gain)/loss, net of tax            (101)      (0.01)      (923)      (0.05)
                               ---------  ----------  ---------  ----------

Adjusted net income / adjusted
 earnings per diluted share    $  10,976  $     0.60  $   7,202  $     0.40
                               =========  ==========  =========  ==========

Shares used in earnings per
 diluted share calculation        18,259                 18,215
                               ---------              ---------

Contact:
Alison Ziegler
Cameron Associates
(212) 554-5469
alison@cameronassoc.com
www.usecology.com